UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2013

Norcraft Companies, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-114924	37-1738347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3020 Denmark Avenue, Suite 100 Eagan, MN	55121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 297-0661

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

1.	ABL Facility

General. On November 14, 2013 (the “Closing Date”), Norcraft Companies, L.P. (“Norcraft Companies”) entered into a senior first-lien secured asset-based revolving credit facility with the lenders party thereto and Royal Bank of Canada, as administrative agent, collateral agent, issuing bank and swingline lender (the “ABL Facility”). The ABL Facility provides for aggregate commitments of up to $25.0 million (which may be increased by up to $10.0 million in certain circumstances, as described below), subject to a borrowing base, also as described below. The ABL Facility includes a letter of credit sub-facility of up to $12.0 million until February 14, 2014 (and up to $10.0 million from and after February 14, 2014), and a swingline loan sub-facility for same-day borrowings of up to $5.0 million. The ABL Facility has a maturity date of November 14, 2018, except that if Norcraft Companies’ 10.5% senior secured second lien notes due 2015 (the “Existing Notes”) are not refinanced, redeemed, defeased or otherwise discharged in full, the maturity date of the ABL Facility shall be the date that is 180 days prior to the maturity date of the Existing Notes. As of the Closing Date, there were no borrowings outstanding under the ABL Facility, approximately $5.6 million outstanding under a standby letter of credit (which remains undrawn) and borrowing availability was approximately $16.8 million.

All borrowings under the ABL Facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. Borrowings under the ABL Facility are limited by the availability under the borrowing base, which is the sum of (i) up to 90% of eligible accounts receivable, plus (ii) the lower of (x) up to 70% of the cost of eligible inventory and (y) up to 85% of the net recovery cost percentage of the cost of eligible inventory, plus (iii) 100% of qualified cash, less (iv) a reserve of $4 million and other customary reserves. Proceeds of the loans under the ABL Facility can be used for working capital and general corporate purposes.

The ABL Facility provides Norcraft Companies with the right at any time to request up to $10 million of additional commitments under the facility. The existing lenders under the ABL Facility are under no obligation to provide any such additional commitments, and any increase in commitments is subject to customary conditions precedent. If Norcraft Companies were to request any such commitments, the facility size could be increased to up to $35 million, but Norcraft Companies’ ability to borrow under the ABL Facility as increased would still be limited by the amount of the borrowing base.

Interest and Fees. The interest rates per annum applicable to loans (other than swingline loans) under the ABL Facility are, at the option of Norcraft Companies, equal to either an alternate base rate or an adjusted LIBOR rate, in each case plus an applicable margin percentage. The alternate base rate is equal to the greatest of (i) the corporate base rate of the administrative agent publicly announced as its “prime rate” as of such date, (ii) the federal funds effective rate plus 0.50% and (iii) the adjusted LIBOR rate for an interest period of one month beginning on such day plus 1.00%. The adjusted LIBOR rate is determined by reference to the corresponding deposits of U.S. dollars at the start of each interest period, adjusted for certain additional costs, and is fixed through each period. The initial applicable margin for borrowings under the ABL Facility is 1.00% per annum for alternate base rate loans and 2.00% per annum for adjusted LIBOR loans from the Closing Date through and including the last day of March 2014, each subject thereafter to a 0.25% increase or decrease, based on average historical excess availability during the preceding fiscal quarter. Swingline loans bear interest at the interest rate applicable to alternate base rate loans.

On the last business day of each fiscal quarter, Norcraft Companies is required to pay each lender an initial commitment fee of 0.50% per annum in respect of any unused commitments of such lender under the ABL Facility. The commitment fee is subject to decrease to 0.375% per annum and 0.25% per annum on after the fiscal quarter ending on the last day of March 2014, based on the average historical undrawn portion of the ABL Facility during the preceding fiscal quarter. Norcraft Companies must also pay customary letter of credit and agency fees.

Prepayments. The ABL Facility requires that if borrowing availability falls below $6.5 million for five consecutive business days or if certain specified events of default shall have occurred and be continuing, the administrative agent has the right to exercise cash dominion over certain of Norcraft Companies’ and its subsidiaries’ deposit accounts. In that case, amounts on deposit in such accounts will be applied towards prepayment of the loans, without a permanent reduction of commitments under the ABL Facility.

Voluntary prepayments of loans and reductions of revolving loan commitments are permitted, in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) in minimum amounts as set forth in the ABL Facility.

There is no scheduled amortization under the ABL Facility.

Collateral and Guarantors. Indebtedness under the ABL Facility is guaranteed, on a joint and several basis, by Norcraft Intermediate Holdings, L.P. (“Norcraft Intermediate Holdings”), Norcraft Finance Corp. (“Norcraft Finance”) and Norcraft Canada Corporation (“Norcraft Canada”), and is required to be guaranteed by certain of Norcraft Companies’ future subsidiaries, subject to exceptions for, among other things, any direct or indirect foreign subsidiary. Prior to draw down of the new term loan under the Term Loan Facility described below, Indebtedness under the ABL Facility is secured by a first priority security interest in the following property and assets of Norcraft Companies and such guarantors:

•	personal property consisting of accounts receivable, inventory, cash, deposit and security accounts (other than any deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the ABL Facility have only a second-priority security interest) and any cash or other assets in such accounts and certain assets related to the foregoing and, in each case, proceeds thereof (such property, the “Current Asset Collateral”); and

•	additional property and assets consisting of (i) all of Norcraft Companies’ capital stock directly held by Norcraft Intermediate Holdings, and a first priority pledge of all of the capital stock in any wholly-owned subsidiary directly held by Norcraft Companies, and any subsidiary guarantors (which pledge, in the case of the capital stock of each (a) direct or indirect non-domestic subsidiary and (b) direct indirect domestic subsidiary substantially all of the assets of which consist of equity interests in one or more non-domestic subsidiaries, is limited to 65% of the stock of such subsidiary) and (ii) other than to the extent constituting Current Asset Collateral, substantially all other tangible and intangible assets, including substantially all equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property and material owned real property (such property described in clauses (i) and (ii), “Fixed Asset Collateral”).

On and after the initial draw down of the new term loan under the Term Loan Facility, and the satisfaction and discharge of the indenture under which the Existing Notes to be redeemed were issued, indebtedness under the ABL Facility shall be secured, subject to certain exceptions, by a first priority security interest in the Current Asset Collateral and a second priority security interest in the Fixed Asset Collateral.

Restrictive Covenants and Other Matters. The ABL Facility does not require Norcraft Companies to comply with any financial maintenance covenants, but does include negative covenants restricting or limiting the ability of Norcraft Intermediate Holdings and its subsidiaries, to, among other things:

•	sell assets,

•	alter the business conducted,

•	engage in mergers, acquisitions and other business combinations,

•	declare dividends or redeem or repurchase equity interests,

•	incur additional indebtedness or guarantees,

•	make loans and investments,

•	incur liens,

•	enter into transactions with affiliates,

•	prepay subordinated debt and certain junior secured and unsecured debt (collectively, “Junior Financings”),

•	engage in sale and leaseback transactions, and

•	modify or waive agreements and other documentation governing Junior Financings.

Such negative covenants are subject to certain exceptions, including an exception to the covenants restricting declarations of dividends or redemptions or repurchases of equity interests, loans and other investments and prepayments of certain debt, to permit the restricted actions in an unlimited amount so long as certain payment conditions are satisfied, principally that (a) no default or event of default has occurred or is continuing (or would result therefrom), (b) there is pro forma excess availability (both for 30 days before and after the date of the proposed restricted action, and on the date of the restricted action) of at least $7.5 million, and (c) either (i) the Company’s pro forma fixed charge coverage ratio (as defined in the ABL Facility) is at least 1.0 to 1.0 or (ii) there is pro forma excess availability (both for 30 days before and after the date of the proposed restricted action, and on the date of the restricted action) of at least $10.0 million (the “Payment Conditions Basket”).

The ABL Facility contains certain customary representations and warranties and affirmative covenants. The ABL Facility also contains certain events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act (“ERISA”), material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Facility to be in full force and effect and change of control. If such an event of default occurs, the administrative agent and lenders under the ABL Facility are entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

The foregoing summary of the ABL Facility is not complete and is qualified in its entirety by reference to the credit agreement and the security agreement entered into in connection with the closing of the ABL Facility, copies of which are filed as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

2.	Senior Secured Term Loan Facility

On November 14, 2013 (the “Effective Date”), Norcraft Companies entered into a senior secured term loan credit facility with the lenders party thereto and Royal Bank of Canada, as administrative agent and collateral agent (the “Term Loan Facility”), providing for commitments in an initial aggregate principal amount of $150 million. Availability of the Term Loan Facility is subject to limited conditions, including the making of a limited set of representations and warranties, as well as certain conditions related to the substantially concurrent consummation of the redemption of Norcraft Companies’ outstanding Existing Notes, which is expected to occur on December 16, 2013. Subject to the satisfaction of these conditions, we expect Norcraft Companies to draw the full amount of such commitments for the term loan.

The Term Loan Facility provides that, after the initial funding date thereunder, Norcraft Companies may request additional tranches of term loans or increases to existing term loans in an aggregate amount not to exceed $40 million plus additional amounts so long as the pro forma total net leverage ratio (as defined in the Term Loan Facility) does not exceed the total net leverage ratio as of, and after giving effect to, the initial funding date and the use of proceeds thereof under the Term Loan Facility. The lenders under the Term Loan Facility are not under any obligation to provide any such additional tranches of term loans or increases to existing term loans. Availability of such additional tranches of term loans or increases to existing term loans is subject to customary conditions precedent, including, other than in certain cases, the absence of any default or event of default and among other things, the receipt of commitments by existing or additional financial institutions.

Interest and Fees. Borrowings under the Term Loan Facility will bear interest at a rate per annum equal to, at the option of Norcraft Companies, any of the following, plus, in each case, an applicable margin: (a) a base rate determined by reference to the highest of (1) the corporate base rate of interest established by the administrative agent and publicly announced as its “prime rate” as of such date, (2) the federal funds effective rate plus 0.50%,(3) the adjusted LIBOR rate for an interest period of one month beginning on such day, plus 1.00% and (4) 2.00% per annum or (b) an adjusted LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.00% per annum. The applicable margin for base rate borrowings under the Term Loan Facility is 3.25% per annum and for LIBOR borrowings 4.25% per annum.

In addition to paying interest on outstanding principal under the Term Loan Facility, Norcraft Companies must also pay customary agency fees.

Prepayments. The Term Loan Facility requires Norcraft Companies to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (subject to reduction to 25% and 0% based upon a total net leverage ratio) of the annual excess cash flow (as defined in the Term Loan Facility) of Norcraft Companies and its subsidiaries;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence or issuance of certain debt, other than debt permitted under the Term Loan Facility.

Norcraft Companies can voluntarily prepay outstanding loans under the Term Loan Facility at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans, provided, however, that voluntary prepayments of such loans prior to the six-month anniversary of the Effective Date are subject to a call premium of 1.00%.

Amortization and Final Maturity. On the last business day of each March, June, September and December, commencing with the first full fiscal quarter after the date of initial funding of the term loan, Norcraft Companies, must make scheduled quarterly payments each equal to 0.25% of the original principal amount of the new term loan drawn under the Term Loan Facility, with the balance due on the seventh anniversary of the date of the initial funding of the Term Loan Facility.

Collateral and Guarantors. On and after the initial draw down of the new term loan under the Term Loan Facility, Indebtedness under the Term Loan Facility will be guaranteed on substantially the same basis as the indebtedness under the ABL Facility, and secured by a first priority security interest in Fixed Asset Collateral and a second priority security interest in the Current Asset Collateral.

Restrictive Covenants and Other Matters. The Term Loan Facility does not include a requirement to comply with any financial maintenance covenants, but does include negative covenants substantially similar to those in the ABL Facility, with certain baskets, thresholds and exceptions that differ from the terms of the ABL Facility as are customary for a senior secured term loan facility, including that the Payment Conditions Basket described above is not applicable under the Term Loan Facility.

The Term Loan Facility contains certain customary representations and warranties and affirmative covenants, and certain events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the Term Loan Facility to be in full force and effect and change of control. If such an event of default occurs and is continuing after the initial draw of the term loan and after giving effect to the application of proceeds thereof in connection with the redemption of the Existing Notes, the administrative agent and lenders under the Term Loan Facility are entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

The foregoing summary of the Term Loan Facility is not complete and is qualified in its entirety by reference to the credit agreement entered into in connection with the effectiveness of the Term Loan Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, Norcraft Companies terminated its asset based revolving credit facility under and in accordance with the credit agreement, dated as of December 9, 2009, among Norcraft Companies, Norcraft Intermediate Holdings, the other guarantors party thereto, UBS Securities LLC, as lead arranger, as documentation agent and as syndication agent, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as issuing bank, as administrative agent for the Lenders, and as collateral agent for the secured parties (the “Existing Credit Agreement”). As of the Closing Date, Norcraft Companies has repaid all obligations outstanding under the Existing Credit Agreement in full and the Existing Credit Agreement is of no further force and effect (except with respect to certain provisions that by the terms of the Existing Credit Agreement expressly survive the termination of the Existing Credit Agreement).

On November 15, 2013, Norcraft Companies and Norcraft Finance provided notice of redemption to the holders of their Existing Notes to pay and discharge all of the Existing Notes outstanding (including the payment of accrued interest on and any applicable premium and any other amounts due and payable in respect of the Existing Notes through the date of redemption) on December 16, 2013 at a redemption price of 102.625% of the principal amount thereof. Upon the successful redemption of the Existing Notes, the indenture, dated December 9, 2009, between Norcraft Companies, Norcraft Finance, the guarantors named therein and U.S. Bank National Association, as trustee, as supplemented on May 20, 2011 and May 26, 2011, pursuant to which the Existing Notes were issued, will be discharged and be of no further force and effect (except with respect to certain provisions that by the terms of such indenture expressly survive the termination of such indenture).

On November 13, 2013, Norcraft Companies entered into the Termination of the Management and Monitoring Agreement Letter, dated October 21, 2003, among Sanders Karp & Mergrue, LLC, Trimaran Fund Management L.L.C., Norcraft Holdings, L.P. and Norcraft Companies, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangements of a Registrant.

The information contained in Item 1.01 above is incorporated by reference into this item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 14, 2013, among Norcraft Companies, L.P., a Delaware limited partnership, the other Loan Parties (as defined therein) party thereto, the Lenders (as defined therein) party thereto and Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (as defined therein).

10.2	Credit Agreement dated as of November 14, 2013, among Norcraft Companies, L.P., a Delaware limited partnership, Norcraft Intermediate Holdings, L.P., a Delaware limited partnership, the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), RBC Capital Markets and KeyBank National Association, as joint lead arrangers and joint bookrunners, and Royal Bank of Canada, as swingline lender, as issuing bank, as administrative agent for the Lenders, and as collateral agent for the Secured Parties (as defined therein).

10.3	U.S. Security Agreement dated as of November 14, 2013, among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors (as defined therein) party thereto and Royal Bank of Canada, as collateral agent.

10.4	Termination of the Management and Monitoring Agreement Letter, dated November 13, 2013, among Norcraft Holdings, L.P., Norcraft Companies, L.P., Apax Partners, L.P. (as successor in interest to Saunders, Karp & Megrue, LLC) and Trimaran Fund Management, L.L.C.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2013	Norcraft Companies, L.P.

	By:	/s/ Leigh Ginter
		Name:	Leigh Ginter
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 14, 2013, among Norcraft Companies, L.P., a Delaware limited partnership, the other Loan Parties (as defined therein) party thereto, the Lenders (as defined therein) party thereto and Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (as defined therein).

10.2	Credit Agreement dated as of November 14, 2013, among Norcraft Companies, L.P., a Delaware limited partnership, Norcraft Intermediate Holdings, L.P., a Delaware limited partnership, the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), RBC Capital Markets and KeyBank National Association, as joint lead arrangers and joint bookrunners, and Royal Bank of Canada, as swingline lender, as issuing bank, as administrative agent for the Lenders, and as collateral agent for the Secured Parties (as defined therein).

10.3	U.S. Security Agreement, dated as of November 14, 2013, among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors (as defined therein) party thereto and Royal Bank of Canada, as collateral agent.

10.4	Termination of the Management and Monitoring Agreement Letter, dated November 13, 2013, among Norcraft Holdings, L.P., Norcraft Companies, L.P., Apax Partners, L.P. (as successor in interest to Saunders, Karp & Megrue, LLC) and Trimaran Fund Management, L.L.C.